FOR IMMEDIATE RELEASE
CombinatoRx contacts:
Robert Forrester	.
Interim President and CEO
CombinatoRx, Incorporated
617-301-7575
rforrester@combinatorx.com

Gina Nugent
857-753-6562
gnugent@combinatorx.com

FDA EXTENDS NDA REVIEW FOR EXALGO™ EXTENDED-RELEASE TABLETS

CAMBRIDGE, Mass. and VANCOUVER, BC – November 20, 2009 - CombinatoRx, Incorporated (NASDAQ: CRXX) and Neuromed Pharmaceuticals Inc., a privately-held biopharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has issued Neuromed a letter extending its review of the New Drug Application (NDA) for the product candidate Exalgo™ (hydromorphone HCl) extended-release tablets by three months. The extended Prescription Drug User Fee Act date for the FDA to complete its review of the Exalgo NDA has been set for February 22, 2010. The FDA stated in its letter extending the PDUFA date that the purpose for the extension is to allow the FDA more time for a full review of Neuromed’s submission, including a recent amendment by Neuromed to the Exalgo NDA.

Neuromed will continue to work with Mallinckrodt, Inc., who owns the commercial rights to Exalgo, to obtain FDA approval of the Exalgo NDA under Section 505(b)(1) of the Food Drug and Cosmetic Act of 1938, as amended (FDCA). Neuromed and Mallinckrodt may be successful in these efforts and the FDA may approve the Exalgo NDA in its current form on or before the new PDUFA date. However, the Exalgo NDA in its current form may not be sufficient to form the basis for approval of Exalgo under Section 505(b)(1) of the FDCA. If that is the case, the FDA may issue a complete response letter to Neuromed, and Neuromed and Mallinckrodt may choose to provide additional data or information to provide a basis for approval of Exalgo or may resubmit the Exalgo NDA under Section 505(b)(2) of the FDCA. At this time, the outcome of any of these efforts or actions is not certain.

The U.S. rights to Exalgo tablets were acquired from Neuromed by Mallinckrodt Inc., a Covidien company, in June, 2009. Under the agreements between Neuromed and Mallinckrodt, Neuromed has received milestone payments totaling $15.0 million, and if Exalgo is approved by the FDA, Neuromed is eligible to a milestone payment of $30.0 million, which could potentially increase to $40.0 million. Mallinckrodt has also agreed to fund certain clinical development and regulatory activities of Neuromed, up to a cap of $16.0 million.

CombinatoRx and Neuromed entered into a definitive merger agreement on June 30, 2009. CombinatoRx and Neuromed have each adjourned their annual and special meetings of stockholders relating to the merger until, in the case of CombinatoRx, 9:00 a.m. ET on November 30, 2009, at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, and in the case of Neuromed, 8:00 a.m. PT on November 30, 2009, at Neuromed’s offices, 301 – 2389 Health Science Mall, Vancouver, BC V6T1Z3. Additional information regarding the CombinatoRx and Neuromed stockholders meetings and the proposed merger will be provided to stockholders of CombinatoRx and Neuromed.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action, striking at the biological complexities of human disease. The CombinatoRx proprietary drug discovery technology provides a renewable and previously untapped source of novel

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

About Neuromed

Neuromed is a privately held biopharmaceutical company in business to develop new and improved pain medicines. Neuromed has multiple programs aimed at addressing this important unmet medical need. The rights to its lead product candidate, Exalgo™ (hydromorphone HCL) extended-release tablets, which has a proposed indication for once daily administration in the management of moderate to severe pain in opioid tolerant patients requiring continuous, around-the-clock opioid analgesia for an extended period of time, was recently acquired by Mallinckrodt Inc., a Covidien company. Neuromed is also developing oral drug candidates to block N-type and T-type calcium channels, an important target directly involved in pain signaling, and includes candidates for potentially treating pain, epilepsy and hypertension. For more information visit Neuromed’s website at http://www.neuromed.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx and Neuromed, Neuromed’s product candidate Exalgo™, and its potential and the timing and regulatory strategy for obtaining FDA approval, the timing of the closing of the merger of CombinatoRx and Neuromed, the CombinatoRx drug discovery technology, and the business plans of both CombinatoRx and the combined company. These forward-looking statements about future expectations, plans and prospects of CombinatoRx, Neuromed and the combined company involve significant risks, uncertainties and assumptions, including risks related to the ability of Neuromed or Mallinckrodt to obtain regulatory approval for the sale and marketing of its Exalgo™ product candidate, the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Important Additional Information Available

This press release does not constitute an offer of any securities for sale. In connection with the merger with Neuromed, CombinatoRx has filed with the U.S. Securities and Exchange Commission (SEC) a registration statement on Form S-4 (File No. 333-161146) (S-4), which, as amended, was declared effective on October 22, 2009. The joint proxy statement/prospectus of CombinatoRx and Neuromed included in the S-4 was filed with the SEC under Rule 424(b)(3) of the Securities Act of 1933 on October 22, 2009 and mailed to CombinatoRx and Neuromed stockholders. Investors and security holders of CombinatoRx are urged to read the S-4 and the joint proxy statement/prospectus (including all amendments and supplements thereto) and the other relevant material because they contain important information about CombinatoRx, Neuromed and the proposed transaction. The S-4, joint proxy statement/prospectus and other relevant materials, and any and all documents filed by CombinatoRx with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by CombinatoRx by directing a written request to CombinatoRx, Incorporated, 245 First Street, Third Floor, Cambridge, MA 02142, Attention: Secretary. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

(c) 2009 CombinatoRx, Incorporated. All rights reserved. -end-

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com